EXHIBIT 3.1

ARTICLES OF AMENDMENT
of
COMMUNITY BANCORP.

In accordance with 11A VSA § 10.06, the undersigned officers of Community Bancorp. hereby certify that:

1.	Name. The name of the corporation is Community Bancorp.

2.
Text of Amendment.  At the 2014 Annual Meeting of the Shareholders of Community Bancorp. (the “Corporation”) held on May 13, 2014 (the “Annual Meeting”), the shareholders approved an amendment to the Amended and Restated Articles of Association increasing the number of shares of common stock, $2.50 par value per share (the “Common Stock”), the Corporation is authorized to issue from 10,000,000 shares of Common Stock to 15,000,000 shares of Common Stock.  Paragraph A of ARTICLE FIVE of the Corporation’s Amended and Restated Articles of Association is amended to read as follows:

Section A. The aggregate number of shares of common stock the Corporation shall have authority to issue is 15,000,000 shares of common stock, with a par value of $2.50 per share.

The amendment does not provide for any exchange, reclassification, or cancellation of issued shares.

3.
Outstanding Capital Stock and Voting Entitlement of Shares. The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the amendment, and number of votes of each group represented at the meeting were as follows:

Common Stock:

4,867,956 shares of Common Stock outstanding on the record date for the Annual Meeting, and each entitled to one vote on the amendment.

3,422,302 shares of Common Stock represented at the Annual Meeting in person or by proxy.

Preferred Stock:

25 shares of Series A nonvoting preferred stock outstanding, none of which were entitled to vote on the Amendment.

4.	Votes Cast. The total number of votes cast for and against the amendment by holders of the Common Stock, the only voting group entitled to vote on the amendment, were as follows:

2,929,729 votes cast for the amendment

466,267 votes cast against the amendment

26,306 abstained

5.	Vote Sufficient to Adopt Amendment. In accordance with 11A VSA § 10.06, the votes cast by the holders of the Common Stock at the Annual Meeting were sufficient to adopt the amendment.

Date:           May 14, 2014

/s/ Stephen P. Marsh
Stephen P. Marsh
President and CEO

/s/ Chris Bumps
Chris Bumps
Secretary